Exhibit 99.8

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated                  , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RETAIL NOTES OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(To Prospectus dated                 , 20  )

$

% [Senior](2) Notes due

We are offering $                 in aggregate principal amount of      % [senior] notes due      , which we refer to as the Notes. The Notes will mature on                        . We will pay interest on the Notes on        and         of each year, beginning               . We may redeem the Notes in whole or in part at any time or from time to time at the redemption price discussed under the caption “Specific Terms of the Notes and the Offering—Optional Redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $          and integral multiples of $         in excess thereof.

The Notes will be our direct senior unsecured obligations and rank pari passu, or equally, with all outstanding and future unsecured unsubordinated indebtedness issued by Ares Capital Corporation.

We intend to apply to list the Notes on [The New York Stock Exchange].  If the application is approved, we expect trading in the Notes on [The New York Stock Exchange] to begin within      days of the date the Notes are first issued.  The Notes are expected to trade “flat.”  This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price.  Currently, there is no public market for the Notes.

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in first and second lien senior secured loans (including “unitranche” loans, which are loans that combine both senior and mezzanine debt, generally in a first lien position) and mezzanine debt, which in some cases includes an equity component. To a lesser extent, we also make preferred and/or common equity investments.

We are externally managed by our investment adviser, Ares Capital Management LLC, a subsidiary of Ares Management, L.P., a publicly traded, leading global asset manager with approximately $      billion of assets under management as of                 , 20  . Ares Operations LLC, a subsidiary of Ares Management, L.P., provides certain administrative and other services necessary for us to operate.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-[     ] of this prospectus supplement and page [     ] of the accompanying prospectus, including the risk of leverage.

(1)  In addition to the information provided in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, additional information particular to the terms of each security offered thereby and any additional related risk factors or tax considerations pertaining thereto. The terms of the Notes or the provisions of the indenture governing the Notes may differ from the information provided in this form of prospectus supplement.  This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the retail notes for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement.  This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

(2)  Notes will be denominated as “senior notes” if we have subordinated debt outstanding at issuance.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in the Notes.  Please read this prospectus supplement and the accompanying prospectus before you invest and keep it for future reference.  We file annual, quarterly and current reports, proxy statements and other information with the SEC.  This information is available free of charge by calling us collect at (310) 201-4200 or on our website at www.arescapitalcorp.com.  The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Per Note	Total
Public offering price %	$
Underwriting discount (sales load)%	$
Proceeds, before expenses, to Ares Capital Corporation(1)%	$

(1)                                 Before deducting expenses payable by us related to this offering, estimated at $               .

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from         and must be paid by the purchaser if the Notes are delivered after        .

[The underwriters may also purchase up to an additional $                   total aggregate principal amount of Notes offered hereby, to solely cover overallotments, if any, within     days of the date of this prospectus supplement.  If the underwriters exercise this option in full, the total public offering price will be $                   , the total underwriting discount (sales load) paid by us will be $                    , and total proceeds to us, before deducting expenses payable by us related to this offering, will be $                    .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about         , 20    .

[Underwriters]

The date of this prospectus supplement is                 , 20  .

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

i

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement.  This section outlines the specific legal and financial terms of the Notes.  You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.  Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	Ares Capital Corporation
Title of the Securities	% [Senior] Notes due
Initial Aggregate Principal Amount Being Offered	$
Overallotment Option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.
Initial Public Offering Price	% of the aggregate principal amount of Notes
Principal Payable at Maturity

             % of the aggregate principal amount of Notes; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate.

Type of Note	Fixed rate note
Listing

We intend to apply to list the Notes on The New York Stock Exchange. If the application is approved, we expect trading in the Notes on The New York Stock Exchange to begin within     days of the date the Notes are first issued.

Interest Rate	%
Day Count Basis	360-day year of twelve 30-day months
Date Notes Are First Issued	, 20
Stated Maturity Date	, 20
Date Interest Starts Accruing	, 20
Interest Payment Dates

                   and                , commencing                  , 20    . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods

The initial interest period will be the period from and including           , 20    , to, but excluding, the initial interest payment date of                 , 20    , and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular Record Dates for Interest	Every , , , and , commencing , 20
Specified Currency	U.S. Dollars
Place of Payment	New York City
Ranking of Notes

The Notes will be our direct unsecured obligations and will rank:

•                  pari passu, or equally, with our other outstanding and future senior unsecured indebtedness, including without limitation, $     aggregate principal amount of the Unsecured Notes (as defined below) and $      aggregate principal amount of the Convertible Notes (as defined below);

•                  senior to any of our future indebtedness that expressly provides it is subordinated, or junior, to the Notes;

•                  effectively subordinated, or junior, to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, $      aggregate principal amount outstanding under the Revolving Credit Facility (as defined below);

•                  structurally subordinated, or junior, to all existing and future indebtedness and other obligations of any of our subsidiaries or financing vehicles, if any, including, without limitation, $      aggregate principal amount outstanding under the Revolving Funding Facility (as defined below) and $      aggregate principal amount outstanding under the SMBC Funding Facility (as defined below).

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.
Business Day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.
Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after             , 20    , upon not less than     days nor more than     days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $     per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, once you return such Notes to us, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder (collectively, the “Investment Company Act”), to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the Investment Company Act to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking Fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.
Repayment at Option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.
Defeasance

The Notes are subject to defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance

The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we will be released from some of the restrictive covenants in the indenture.

Form of Notes

The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank National Association
Other Covenants	In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:

•                  We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions.

•                  If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”).

Modifications to Events of Default

The following event of default, as described in the prospectus attached to this prospectus supplement:

•                  We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within 5 days.

with respect to the Notes has been revised to read as follows:

•                  We do not pay the principal of, or any premium on, any Note on its due date.

Global Clearance and Settlement Procedures

Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve a number of risks and uncertainties, including statements concerning:

•                  our, or our portfolio companies’, future business, operations, operating results or prospects;

•                  the return or impact of current and future investments;

•                  the impact of a protracted decline in the liquidity of credit markets on our business;

•                  the impact of fluctuations in interest rates on our business;

•                  the impact of changes in laws or regulations (including the interpretation thereof) governing our operations or the operations of our portfolio companies;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  our ability to recover unrealized losses;

•                  our ability to successfully invest any capital raised in this offering;

•                  market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•                  our contractual arrangements and relationships with third parties;

•                  Middle East turmoil and the potential for rising energy prices and its impact on the industries in which we invest;

•                  the general economy and its impact on the industries in which we invest;

•                  the uncertainty surrounding the strength of the U.S. economic recovery;

•                  European sovereign debt issues;

•                  the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•                  our expected financings and investments;

•                  our ability to successfully complete and integrate any acquisitions;

•                  the adequacy of our cash resources and working capital;

•                  the timing, form and amount of any dividend distributions;

•                  the timing of cash flows, if any, from the operations of our portfolio companies; and

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus.

We have based the forward-looking statements included in this prospectus supplement and the accompanying prospectus on information available to us as of their respective dates, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “the Company” and “Ares Capital” refer to Ares Capital Corporation and its consolidated subsidiaries; “Ares Capital Management” and “our investment adviser” refer to Ares Capital Management LLC; “Ares Operations” refers to Ares Operations LLC; and “Ares”  and “Ares Management” refer to Ares Management, L.P. and its affiliated companies (other than portfolio companies of its affiliated funds).

Ares Capital

Ares Capital, a Maryland corporation, is a specialty finance company that is a closed-end, non-diversified management investment company. We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, or the “Investment Company Act.” We were founded on April 16, 2004, were initially funded on June 23, 2004 and completed our initial public offering on October 8, 2004. We are one of the largest BDCs with approximately $      billion of total assets as of                 , 20  .

We are externally managed by our investment adviser, Ares Capital Management LLC, a subsidiary of Ares Management, L.P., a publicly traded, leading global asset manager with approximately $      billion of assets under management (“AUM”)(1) as of                 , 20  . Ares Operations LLC, a subsidiary of Ares Management, L.P., provides certain administrative and other services necessary for us to operate.

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in U.S. middle-market companies, where we believe the supply of primary capital is limited and the investment opportunities are most attractive. However, we may from time to time invest in larger or smaller (in particular, for investments in early-stage and/or venture capital-backed) companies. We generally use the term “middle-market” to refer to companies with annual EBITDA between $10 million and $250 million. As used herein, EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.

We invest primarily in first lien senior secured loans (including “unitranche” loans, which are loans that combine both senior and mezzanine debt, generally in a first lien position), second lien senior secured loans and mezzanine debt, which in some cases includes an equity component. First and second lien senior secured loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. Mezzanine debt is subordinated to senior loans and is generally unsecured. Our investments in corporate borrowers generally range between $     million and $      million each, investments in project finance/power generation projects generally range between $     million and $      million each and investments in early-stage and/or venture capital-backed companies generally range between $     million and $     million each. However, the investment sizes may be more or less than these ranges and may vary based on, among other things, our capital availability, the composition of our portfolio and general micro- and macro-economic factors.

To a lesser extent, we also make preferred and/or common equity investments, which have generally been non-control equity investments of less than $      million (usually in conjunction with a concurrent debt investment). However, we may increase the size or change the nature of these investments.

(1)                                 AUM refers to the assets of the funds, alternative asset companies and other entities and accounts that are managed or co managed by Ares (including funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital, and a registered investment adviser). It includes drawn and undrawn amounts, including certain amounts that are subject to regulatory leverage restrictions and/or borrowing base restrictions. AUM amounts are as of              , 20   and are unaudited. Certain amounts are preliminary and remain subject to change, and differences may arise due to rounding.

The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment in which we are operating. In connection with our investing activities, we may make commitments with respect to indebtedness or securities of a potential portfolio company substantially in excess of our final investment. In such situations, while we may initially agree to fund up to a certain dollar amount of an investment, we may subsequently syndicate or sell a portion of such amount (including, without limitation, to vehicles managed by our portfolio company, Ivy Hill Asset Management, L.P. (“IHAM”)), such that we are left with a smaller investment than what was reflected in our original commitment.  In addition to originating investments, we may also acquire investments in the secondary market (including purchases of a portfolio of investments).

The first and second lien senior secured loans in which we invest generally have stated terms of three to 10 years and the mezzanine debt investments in which we invest generally have stated terms of up to 10 years, but the expected average life of such first and second lien loans and mezzanine debt is generally between three and seven years. However, we may invest in loans and securities with any maturity or duration. The instruments in which we invest typically are not rated by any rating agency, but we believe that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services), which, under the guidelines established by these entities, is an indication of having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. Bonds that are rated below investment grade are sometimes referred to as “high yield bonds” or “junk bonds.” We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

We believe that our investment adviser, Ares Capital Management, is able to leverage the current investment platform, resources and existing relationships of Ares with financial sponsors, financial institutions, hedge funds and other investment firms to provide us with attractive investment opportunities. In addition to deal flow, the Ares investment platform assists our investment adviser in analyzing, structuring and monitoring investments. Ares has been in existence for more than       years and its senior partners have an average of over       years of experience in leveraged finance, private equity, distressed debt, commercial real estate finance, investment banking and capital markets. The Company has access to Ares’ investment professionals and administrative professionals, who provide assistance in accounting, finance, legal, compliance, operations, information technology and investor relations.  As of          , 20  , Ares had investment professionals and administrative professionals.

We and General Electric Capital Corporation and GE Global Sponsor Finance LLC (collectively, “GE”) also co-invest in first lien senior secured loans of middle market companies through an unconsolidated vehicle, the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”). As of                  , 20  , the SSLP had available capital of $      billion of which approximately $      billion in aggregate principal amount was funded.  As of                  , 20  , we had agreed to make available to the SSLP approximately $      billion, of which approximately $      billion was funded. The SSLP is capitalized as transactions are completed and all portfolio decisions and generally all other decisions in respect of the SSLP must be approved by an investment committee of the SSLP consisting of representatives of the Company and GE (with approval from a representative of each required). As of                  , 20  , our investment in the SSLP was approximately $      billion at fair value (including unrealized appreciation of $      million), which represented approximately     % of our total portfolio at fair value. As of          , 20  , the SSLP had underlying borrowers.  For more information on the SSLP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity—Senior Secured Loan Program.”

While our primary focus is to generate current income and capital appreciation through investments in first and second lien senior secured loans and mezzanine debt and, to a lesser extent, equity securities of eligible portfolio companies, we also may invest up to 30% of our portfolio in non-qualifying assets, as permitted by the Investment Company Act. See “Regulation” in the accompanying prospectus. Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies located outside of the United States, entities that are operating pursuant to certain exceptions under the Investment Company Act, and publicly traded entities whose public equity market capitalization exceeds the levels provided for under the Investment Company Act.

In the first quarter of 2011, the staff of the SEC (the “Staff”) informally communicated to certain BDCs the Staff’s belief that certain entities, which would be classified as an “investment company” under the Investment Company Act but for the exception from the definition of “investment company” set forth in Rule 3a-7 promulgated under the Investment Company Act, could not be treated as “eligible portfolio companies” (as defined in Section 2(a)(46) under the Investment Company Act) (i.e., not eligible to be included in a BDC’s 70% “qualifying assets” basket). Subsequently, in August 2011 the SEC issued a concept release (the “Concept Release”) which stated that “[a]s a general matter, the Commission presently does not believe that Rule 3a-7 issuers are the type of small, developing and financially troubled businesses in which the U.S. Congress intended BDCs primarily to invest” and requested comment on whether or not a 3a-7 issuer should be considered an “eligible portfolio company.” We provided a comment letter in respect of the Concept Release and continue to believe that the language of Section 2(a)(46) of the Investment Company Act permits a BDC to treat as “eligible portfolio companies” entities that rely on the 3a-7 exception. However, given the current uncertainty in this area (including the language in the Concept Release) and subsequent discussions with the Staff, we have, solely for purposes of calculating the composition of our portfolio pursuant to Section 55(a) of the Investment Company Act, identified such entities, which include the SSLP, as “non-qualifying assets” should the Staff ultimately disagree with our position.

As of        , 20  , our portfolio company, IHAM, which became an SEC registered investment adviser effective March 30, 2012, managed vehicles and served as the sub-manager/sub-servicer for other vehicles (these vehicles managed or sub-managed/sub-serviced by IHAM are collectively referred to as the “IHAM Vehicles”).  As of            , 20  , IHAM had assets under management (“IHAM AUM”)(2) of approximately $     billion. As of             , 20  , Ares Capital had invested approximately $         million (at amortized cost) in IHAM. In connection with IHAM’s registration as a registered investment adviser, on            , 20  , we received exemptive relief from the SEC allowing us to, subject to certain conditions, own directly or indirectly up to 100% of IHAM’s outstanding equity interests and make additional investments in IHAM once IHAM became an SEC registered investment adviser. From time to time, IHAM or certain IHAM Vehicles may purchase investments from us or sell investments to us, in each case for a price equal to the fair market value of such investments determined at the time of such transactions.

(2)                                 IHAM AUM refers to the assets of the vehicles managed, sub-managed and sub-serviced by IHAM. It includes drawn and undrawn amounts, including amounts that are subject to certain restrictions. IHAM AUM amounts are as of          , 20   and are unaudited. Certain amounts are preliminary and remain subject to change, and differences may arise due to rounding.

Ares Capital Management

Ares Capital Management, our investment adviser, is served by an origination, investment and portfolio management team of U.S.-based investment professionals as of             , 20   and led by the senior partners of the Ares Direct Lending Group:           . Ares Capital Management leverages off of Ares’ investment platform and benefits from the significant capital markets, trading and research expertise of Ares’ investment professionals. Ares Capital Management’s investment committee has       members, including the senior partners and U.S.-based partners of the Ares Direct Lending Group, senior partners in the Ares Private Equity Group and a senior partner in the Ares Tradable Credit Group.

Recent Developments

[Insert description of recent developments at time of offering.]

Our Corporate Information

Our administrative offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, telephone number (310) 201-4200, and our executive offices are located at 245 Park Avenue, 44th Floor, New York, New York 10167, telephone number (212) 750-7300.

RISK FACTORS

You should carefully consider the risk factors described below and under the caption “Risk Factors” In the accompanying prospectus, together with all of the other information included in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated, or junior, to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of              , 20  , we had $           aggregate principal amount of outstanding indebtedness under the Revolving Credit Facility. The Revolving Credit Facility is secured by certain assets in our portfolio and excludes investments held by Ares Capital CP under the Revolving Funding Facility, those held by ACJB LLC under the SMBC Funding Facility and certain other investments; the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Ares Capital and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. A significant portion of the indebtedness required to be consolidated on our balance sheet is held through subsidiary financing vehicles and secured by certain assets of such subsidiaries. For example, the secured indebtedness with respect to the Revolving Funding Facility and the SMBC Funding Facility are each held through our wholly owned subsidiaries, Ares Capital CP Funding LLC and ACJB LLC, respectively. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Debt Capital Activities.”

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. As of                  , 20  , we had $               aggregate principal amount of outstanding indebtedness under the Revolving Funding Facility and $               aggregate principal amount of outstanding indebtedness under the SMBC Funding Facility. All of such indebtedness would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•                  issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions;

•                  pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•                  sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•                  create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•                  enter into transactions with affiliates;

•                  make investments; or

•                  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture will not require us to offer to purchase the Notes in connection with a change of control or any other event.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. See in the accompanying prospectus “Risk Factors—Risks Relating to Our Business—In addition to regulatory requirements that restrict our ability to raise capital, the Facilities, the Unsecured Notes (as defined below) and the Convertible Unsecured Notes (as defined below) contain various covenants, or agreements, that, if not complied with, could accelerate repayment under the Facilities, the Unsecured Notes and the Convertible Unsecured Notes, thereby materially and adversely affecting our liquidity, financial condition and results of operations.” In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.

The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on The New York Stock Exchange. If the application is approved, we expect trading in the Notes on The New York Stock Exchange to begin within      days of the date they are first issued. Although we expect the Notes to be listed on The New York Stock Exchange, we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. If a rating agency assigns the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

[Update for any other risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA OF ARES CAPITAL

The following selected financial and other data as of and for the years ended December 31, 20  , 20  , 20  , 20   and 20   are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose report thereon is included elsewhere in the accompanying prospectus. The selected financial and other data as of and for the           ended                     , 20   and other quarterly financial information is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results as of and for the                     ended                     , 20   are not necessarily indicative of the results that may be expected for the year ending December 31, 20  . The data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities,” which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Condensed Consolidated Financial Data of Ares Capital reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $      million aggregate principal amount of Notes in this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of        % of par, after deducting the underwriting discount of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $      million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RATIOS OF EARNINGS TO FIXED CHARGES

For the                    ended               , 20   and the years ended December 31, 20  , 20  , 20  , 20   and 20  , the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

	For the Ended , 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20	For the Year Ended December 31, 20
Earnings to Fixed Charges(1)

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in stockholders’ equity resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and credit facility fees expense and amortization of debt issuance costs.

(1)                                 Earnings include net realized and unrealized gains or losses and the capital gains incentive fee expense accrued in accordance with GAAP. Net realized and unrealized gains or losses and the capital gains incentive fee expense accrued in accordance with GAAP can vary substantially from period to period.

CAPITALIZATION

The following table sets forth our actual capitalization at                 , 20  . You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.001 per share, common shares authorized, and common shares issued and outstanding, respectively	$	$
Capital in excess of par value
Accumulated over distributed net investment income
Accumulated net realized gain on investments, foreign currency transactions, extinguishment of debt and acquisitions
Net unrealized loss on investments and foreign currency transactions
Total stockholders’ equity	$	$
Total capitalization	$	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the “Selected Condensed Consolidated Financial Data of Ares Capital” and our financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), the material U.S. federal estate tax consequences) applicable to an investment in the Notes. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. Investors should consult their own tax advisors with respect to tax considerations that pertain to their investment in the Notes.

This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency is not the U.S. dollar. It also does not deal with beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Moreover, the effect of any applicable state, local or foreign tax laws or the unearned income Medicare contribution tax is not discussed. Investors considering purchasing the Notes should consult their own tax advisors concerning the application of the U.S. federal tax laws to their individual circumstances, as well as any consequences to such investors relating to purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust (a) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (b) that has a valid election (under applicable Treasury Regulations) to be treated as a U.S. person, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Notes, and persons holding interests in such partnerships, should each consult their own tax advisors as to the consequences of investing in the Notes in their individual circumstances.

Taxation of Note Holders

Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.

Upon the sale, exchange, redemption or retirement of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Note was more than one year. Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S. holders, and the deductibility of capital losses is subject to limitations.

Taxation of Non-U.S. Holders.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or interest on a Note provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, (ii) in the case of interest income, the recipient is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iii) the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of stock of the Company, and (iv) the non-U.S. holder provides a statement on an Internal Revenue Service (IRS) Form W-8BEN or W-8BEN-E (or other applicable form) signed under penalties of perjury that includes its name and address and certifies that it is not a United States person in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding on payments of interest on the Notes at a rate of 30% unless (i) the income is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be periodically updated.

In the case of a non-U.S. holder that is a corporation and that receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the United States has an income tax treaty.

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption or retirement of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder). Non-U.S. holders should consult their own tax advisors with regard to whether taxes will be imposed on capital gain in their individual circumstances.

A Note that is held by an individual who, at the time of such individual’s death, is not a citizen or resident of the United States, for U.S. federal estate tax purposes, generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.

Information Reporting and Backup Withholding.  A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding on, and to information reporting requirements with respect to, payments of principal or interest on, and proceeds from the sale, exchange, redemption or retirement of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply. Non-U.S. holders generally are exempt from information reporting and backup withholding, provided, if necessary, that they demonstrate their qualification for exemption. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts.  Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, or gross proceeds from the sale or other disposition of, the Notes paid to a “foreign financial institution” or a “nonfinancial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “U.S.-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required.

Under the applicable Treasury Regulations, withholding under FATCA will generally apply to payments of interest on the Notes made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such Notes on or after January 1, 2017. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. If payment of this withholding tax is made, holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay additional amounts to holders of the Notes in respect of any amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

Investors should consult their own tax advisors with respect to the particular tax consequences of an investment in the Notes in their individual circumstances, including the possible effect of any pending legislation or proposed regulations.

[Insert additional disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[                                                  ] are acting as representatives of each of the underwriters named below.  Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

An underwriting discount of       % per Note will be paid by us.

The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of        % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of        % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

The expenses of the offering, not including the underwriting discount, are estimated at $              and are payable by us.

[Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $               aggregate principal amount of the Notes offered hereby at the public offering price within     days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the above table.]

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing until the settlement date of this offering without first obtaining the written consent of [                 ][the representatives]. This consent may be given at any time without public notice.]

Listing

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on The New York Stock Exchange.  If the application is approved, we expect trading in the Notes on The New York Stock Exchange to begin within      days after the original issue date.  Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Notes

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.  The underwriters and their respective affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Ares and its affiliates and managed funds and Ares Capital or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Ares Capital or on behalf of Ares Capital, Ares or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Ares, Ares Capital or Ares Capital Management and their affiliates and managed funds.

Affiliates of certain of the underwriters may be limited partners of private investment funds affiliated with our investment adviser, Ares Capital Management.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Ares, Ares Capital, Ares Capital Management or any of our portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to Ares, Ares Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Ares Capital to our noteholders or any other persons.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, Sutherland Asbill & Brennan LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Proskauer Rose LLP has from time to time represented the underwriters, Ares and Ares Capital Management on unrelated matters. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

% [Senior] Notes due

PROSPECTUS SUPPLEMENT

[Underwriters]

                , 20